PERSONAL AND CONFIDENTIAL October 6, 2015 Ronnie Pruitt 4 Sheffield Ct. Heath, TX 75032 Dear Ronnie: I am pleased to present you with a formal offer to join U.S. Concrete as our Sr. Vice President & Chief Operating Officer. As you know, this is a new position for the Company, with responsibilities for the direct oversight of all redi mix and aggregate operations would include:  developing operational initiatives and strategies;  timely and regular reporting to the CEO and Board of Directors on market assessments and key operational issues;  execution of the Company’s strategic business plan;  analyses of costs and forecast data to determine progress towards Company’s tactical and strategic goals and objectives; and  ensuring each Business Unit’s operating policies and procedures are developed and adhered to in order to safeguard the Company’s assets, especially in the areas of safety, environment and compliance. Below is a summary of the compensation and benefits that are part of the Company’s offer: Direct Report: You will report directly to Bill Sandbrook, the Company’s President and Chief Executive Officer. Start Date: I understand from Bill that you have agreed to October 26 as your formal start date. Annual Base Salary: Your annual base salary will be $365,000, paid by direct deposit and on a semi-monthly basis. Annual Bonus: Your target bonus as a percentage of your annual base pay will be 60%. Under the terms and conditions of the U.S. Concrete Annual Incentive Plan, the payout of any bonus is subject to Board approval and payable in the calendar year after it is earned. However, for our 2015 Plan year and in lieu of any monetary sign-on bonus, the Company will provide you with an $80,000 bonus, payable on the same date applicable to the payout of the annual bonus to other executives of the Company.

Equity: Pursuant to our Long Term Incentive Plan you will be granted shares of Company restricted stock, pending approval by the Compensation Committee, equal in value to $150,000. These shares will time vest over three years in equal annual installments from the date of the grant. This vesting schedule assumes, and the LTIP requires, that you remain employed with U.S. Concrete or one of its subsidiaries on each vesting date. You will also be eligible to receive a 2016 equity award, pending approval by the Committee, which is currently scheduled for March 1, 2016. Executive Severance Agreement: Subsequent to your start date and with the approval by the Compensation Committee, you will receive an Executive Severance Agreement. This Agreement includes provisions for severance pay of (i) one times your annual base pay plus pro- rated (by the time elapsed in the year during which the termination occurs) target bonus for an involuntary termination without cause; and (ii) two times annual base pay and two times target bonus for a qualifying termination under a change-in-control as defined in the Agreement. Personal Time Off: At your executive level, you are eligible for 20 days of annual vacation. The Company also has a specific schedule of paid holidays that is announced at the end of the calendar year. The holiday schedule for the rest of 2015 includes a Thanksgiving Vacation (Thursday and Friday) and a Christmas Holiday (December 24 and 25). Health Benefits: You will be eligible to participate in all health and welfare benefit programs available to similarly situated U.S. Concrete employees. A summary of the current plans are attached. Note that these plans include health, pharmacy and dental benefits through Blue Cross, vision benefits, life insurance, and short-term and long-term disability coverages. 401(k) and Deferred Compensation Plans: The Company has established two separate retirement savings plans which you are now eligible to participate in. Both plans are managed by Fidelity Investments. Our 401(k) plan currently has a 4% Company match (100% of the first 4% deferred into the Plan), and we anticipate increasing the Company match to 5% (100% of the first 5% deferred) effective January 1, 2016. We also have a non-qualified deferred compensation plan that would be an additional investment tool for you to consider. Company Laptop and Cell Phone/PDA: You will be provided a laptop and cell phone/PDA since the Company views these as necessary business tools for your position. Vehicle Allowance: You are eligible to participate in the U.S. Concrete Vehicle Allowance Program. Through this program you would receive a vehicle allowance of $850 per month.

Pre-Employment Process: This offer is contingent upon the satisfactory outcome (as determined by the Company) of our pre-employment process which includes a background check (criminal, credit, education, and references), drug test, and documentation of your eligibility to work in the United States. Negative results in any area of this process may result in our offer being withdrawn. On your first day, please bring with you the appropriate documents that will verify your right to work in the United States, e.g., your Social Security card, driver’s license, passport, etc. At that time you will also complete the necessary documentation to participate in our 401(k) and health benefits plans. You will also have the opportunity to have your paycheck direct deposited into either your checking or your savings account. In order to ensure an accurate deposit, please bring a voided check, savings slip, or authorized bank documentation. Please contact Annie Candia at 817-835-4124 to coordinate all pre-employment activities. Employment at Will: Please be advised that nothing in this offer is intended to create a contract of employment. If you accept employment with U.S. Concrete, your employment will be on an at-will basis, which means that either you or U.S. Concrete may terminate the employment relationship at any time with or without notice, and with or without cause. No other writing or oral agreement will change your at-will status unless executed in writing by the CEO of U.S. Concrete. Your acceptance of this position acknowledges your understanding of your employment at-will status. The performance of your duties and responsibilities for the Company under this Offer of Employment will be on a full-time basis and will require the utilization of your full energies, abilities and skills. You must agree that during the course of your employment with the Company you will at all times comply with all the rules and regulations which the Company may establish from time to time for the conduct of its business, including but not limited to applicable provisions of the Company’s Code of Conduct. Ronnie, we want to welcome you to U.S. Concrete. We are extremely excited to have your skills, experience and leadership as part of our Company. We look forward to working with you and to the contributions you will make in the overall success of U.S. Concrete. Please let me know if you have any questions by contacting me personally at 817.835.4114 or mpeabody@us- concrete.com. Sincerely, Mark B. Peabody Vice President, Human Resources

Agreed and Accepted /s/ Ronnie Pruitt Ronnie Pruitt Date October 6, 2015